Exhibit 99.1

Behringer Harvard Acquires Luxury Multifamily

Community in Boston’s MetroWest Submarket

DALLAS, June 20, 2011 — Behringer Harvard announced today its acquisition of Stone Gate, a 332-unit multifamily community located in the MetroWest submarket of Boston in Marlborough, Massachusetts. The area surrounding Stone Gate, known as the “Massachusetts Technology Belt,” is the home of numerous large corporations attracted to the area’s pro-business philosophy, excellent infrastructure and overall quality of life.

“Stone Gate is a stabilized luxury multifamily community that presented us with an attractive opportunity to increase our presence in the Boston metro,” said Mr. Mark T. Alfieri, Chief Operating Officer of Behringer Harvard Multifamily REIT I, Inc. “Stone Gate also is consistent with our focus on acquiring recently constructed luxury apartments in locations that present strong opportunity for rent growth and value appreciation.”

Built in 2007 on a 21-acre site at 65 Silver Leaf Way, the Stone Gate community comprises 12 residential buildings and a central clubhouse. Common-area amenities in the clubhouse include a business center and a state-of-the-art, 24-hour fitness center. Residents also enjoy a heated pool and spa, a large deck area and cabana with men’s and women’s showers, two patio areas with built-in gas grills and stone fireplace, a walking trail, an outdoor lighted sports court, and a fully equipped playground.

The apartment homes at Stone Gate, which average 995 square feet each, are offered in six floor plans with up to three bedrooms and two baths. All units feature nine-foot ceilings with crown molding in the living and dining areas, deluxe kitchens with designer black appliances, custom cabinetry and generous pantries, and baths with garden-style soaking tubs. Additional features include large walk-in closets, ceiling fans in the master bedroom, private patios or balconies and full-size washers and dryers. Select units offer vaulted ceilings over open living areas, gas fireplaces, kitchen islands with pass-through bars, built-in bookshelves and desks, and baths with separate showers, twin-sink vanities and built-in linen storage.

Stone Gate is located directly off Interstate 495 just north of its intersection with the Massachusetts Turnpike (Interstate 90). In addition to excellent access to major traffic arteries, commuting residents of Stone Gate enjoy proximity to public transit including light rail and bus services. The Massachusetts Bay Transportation Authority rail stations at Southborough and Westborough, which offer service to Boston’s South Station, are both less than five miles from Stone Gate. The property also is approximately 3.5 miles from the MetroWest Regional Transit Authority bus station for routes 30 and 85 with connections throughout the MetroWest region.

This investment was made through a joint venture between Behringer Harvard Multifamily REIT I, Inc. and PGGM Private Real Estate Fund, an investment vehicle for Dutch pension funds. Including this most recent investment, the portfolio of Behringer Harvard Multifamily REIT I, Inc. includes investments in 36 multifamily communities in 13 states providing a total of 10,070 apartment homes.

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About Behringer Harvard

Behringer Harvard creates and manages global institutional-quality investment programs for individual and institutional investors through its real estate investment trusts, joint ventures and proprietary program structures. The company also offers strategic advisory, asset management and capital market solutions. Programs sponsored and managed by the Behringer Harvard group of companies have attracted equity of more than $5 billion and investments into more than $11 billion in assets. For more information, contact our U.S. headquarters toll-free at 866.655.3600 or our European headquarters at 011 49 40 34 9999 90, or visit us online at behringerharvard.com.

This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard Multifamily REIT I, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the offering documents for the offering of shares of Behringer Harvard Multifamily REIT I, Inc. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Barbara Marler Behringer Harvard bmarler@behringerharvard.com 469.341.2312	Nicole Traycoff Richards Partners for Behringer Harvard nicole_traycoff@richards.com 214.891.5751

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